Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation
Reports Results for the First Quarter Ended March 31, 2011
First Quarter Revenue and EPS Reach New Highs
Cash Flow Increased 21% to a First Quarter Record
     MILWAUKEE—April 18, 2011—Sensient Technologies Corporation (NYSE: SXT) reported that diluted earnings per share for the three months ended March 31, 2011, were 53 cents, a record level for the first quarter and an increase of 10.4% over the 2010 first quarter results of 48 cents. Consolidated revenue for the first quarter of 2011 increased 11.3% to an all-time quarterly record of $349.7 million compared to $314.1 million in the first quarter of 2010. Favorable foreign currency translation increased consolidated revenue by approximately 1%.
     Cash provided by operating activities in the first quarter rose 21.2% to a first quarter record of $28.4 million, compared to $23.4 million in the prior year’s comparable period. Total debt at March 31, 2011, was $343.9 million, a reduction of $5.9 million in the quarter and $71.3 million in the last twelve months.
     “All of our businesses performed very well this quarter, led by the Color Group, which reported all-time quarterly highs for both revenue and operating profit,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “We remain very optimistic about the Company’s future and see solid opportunities for growth.”
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Sensient Technologies Corporation	Page 2
Earnings Release — First Quarter Ended March 31, 2011
April 18, 2011
BUSINESS REVIEW
     The Color Group reported all-time quarterly record revenue of $125.7 million, an increase of 16.4% over last year’s first quarter revenue of $108.0 million. Operating income for the quarter increased 23.4% to an all-time quarterly record of $22.3 million, compared to $18.1 million in the first quarter of 2010. Favorable foreign currency translation increased both revenue and operating income for the Color Group by approximately 1%. Revenue grew across all product lines. Sales of food and beverage colors were particularly strong, driven by strong demand for natural colors. Group operating margins improved 100 basis points in the quarter to 17.8%.
     The Flavors & Fragrances Group reported revenue of $206.7 million, a record for the first quarter and an increase of 8.4% compared to first quarter 2010 revenue of $190.7 million. Revenues were higher in both traditional flavors and dehydrated flavors due to strong volume gains. Group operating profit increased 6.5% to $29.0 million in the quarter, compared to $27.2 million in the first quarter of 2010. Favorable foreign currency translation increased Flavors & Fragrances Group revenue and operating income by approximately 1% and 2%, respectively.
     Corporate & Other, which includes the Company’s operations in Asia Pacific and China, reported revenue of $31.5 million for the first quarter, an increase of 29.8% compared to the prior year’s revenue of $24.3 million. The revenue gains were particularly strong in China, Thailand and Singapore.
2011 OUTLOOK
     Sensient has increased its guidance for 2011 diluted earnings per share, which is now expected to be between $2.28 and $2.34. The Company’s previous guidance had been between $2.26 and $2.32.
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Sensient Technologies Corporation	Page 3
Earnings Release — First Quarter Ended March 31, 2011
April 18, 2011
CONFERENCE CALL
     The company will host a conference call to discuss its 2011 first quarter financial results at 10:00 a.m. CDT on Monday, April 18, 2011. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on April 18, 2011, through midnight on April 25, 2011, by calling (706) 645-9291 and referring to conference identification number 37548935. A transcript of the call will also be posted on the company’s web site at www.sensient.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2010. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient.com
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Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)

	Three Months Ended March 31,
Consolidated Statements of Earnings	2011	2010	% Change
Revenue	$349,686	$314,076	11.3%

Cost of products sold	241,979	219,130	10.4%
Selling and administrative expenses	64,110	56,291	13.9%

Operating income	43,597	38,655	12.8%
Interest expense	4,850	4,778

Earnings before income taxes	38,747	33,877	14.4%
Income taxes	12,332	10,410

Net earnings	$26,415	$23,467	12.6%

Earnings per common share:
Basic	$0.53	$0.48	10.4%

Diluted	$0.53	$0.48	10.4%

Average common shares outstanding:
Basic	49,637	48,825	1.7%

Diluted	49,818	49,121	1.4%

	Three Months Ended March 31,
Results by Segment	2011	2010	% Change
Revenue
Flavors & Fragrances	$206,689	$190,702	8.4%
Color	125,671	107,956	16.4%
Corporate & Other	31,515	24,271	29.8%
Intersegment elimination	(14,189)	(8,853)	60.3%

Consolidated	$349,686	$314,076	11.3%

Operating Income

Flavors & Fragrances	$28,958	$27,184	6.5%
Color	22,347	18,108	23.4%
Corporate & Other	(7,708)	(6,637)	16.1%

Consolidated	$43,597	$38,655	12.8%

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Sensient Technologies Corporation	Page 5
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
March 31,	2011	2010
Current assets	$693,612	$656,610
Goodwill and intangibles (net)	472,150	455,127
Property, plant and equipment (net)	442,195	414,429
Other assets	35,854	37,833

Total Assets	$1,643,811	$1,563,999

Current liabilities	$195,203	$209,082
Long-term debt	323,216	373,745
Accrued employee and retiree benefits	55,016	52,411
Other liabilities	35,782	26,948
Shareholders’ equity	1,034,594	901,813

Total Liabilities and Shareholders’ Equity	$1,643,811	$1,563,999

Consolidated Statements of Cash Flows
Three Months Ended March 31,	2011	2010
Net cash provided by operating activities	$28,413	$23,441

Cash flows from investing activities:
Acquisition of property, plant and equipment	(10,124)	(8,305)
Proceeds from sale of assets	—	36
Other investing activity	(60)	(49)

Net cash used in investing activities	(10,184)	(8,318)

Cash flows from financing activities:
Proceeds from additional borrowings	12,002	14,495
Debt payments	(23,131)	(20,566)
Dividends paid	(10,487)	(9,345)
Proceeds from options exercised and other	1,319	3,348

Net cash used in financing activities	(20,297)	(12,068)

Effect of exchange rate changes on cash and cash equivalents	1,833	(4,312)

Net decrease in cash and cash equivalents	(235)	(1,257)
Cash and cash equivalents at beginning of period	14,255	12,219

Cash and cash equivalents at end of period	$14,020	$10,962

Supplemental Information
Three Months Ended March 31,	2011	2010
Depreciation and amortization	$11,588	$10,808

Dividends per share	$0.21	$0.19